Exhibit 99.1

ALTRIA REPORTS 2012 THIRD-QUARTER AND NINE-MONTH RESULTS;
REAFFIRMS 2012 EPS GUIDANCE;
EXPANDS SHARE REPURCHASE PROGRAM BY $500 MILLION

▪	Altria's 2012 third-quarter reported diluted earnings per share (EPS) decreased 43.9% to $0.32 as comparisons were impacted by special items

▪	Altria's 2012 third-quarter adjusted diluted EPS, which excludes the impact of special items, increased 3.6% to $0.58

▪	Altria's 2012 nine-month reported diluted EPS increased 22.8% to $1.51 as comparisons were impacted by special items

▪	Altria's 2012 nine-month adjusted diluted EPS, which excludes the impact of special items, grew 7.8% to $1.66

▪	Altria expands its current share repurchase program by $500 million

▪	Altria reaffirms 2012 full-year reported diluted EPS guidance in a range of $2.03 to $2.07

▪	Altria reaffirms 2012 full-year adjusted diluted EPS guidance in a range of $2.19 to $2.23, representing a growth rate of 7% to 9% from an adjusted base of $2.05 in 2011
RICHMOND, Va. - October 25, 2012 - Altria Group, Inc. (Altria) (NYSE: MO) today announced its 2012 third-quarter and nine-month business results, reaffirmed its 2012 full-year adjusted diluted EPS guidance growth to be in a range of 7% to 9% and expanded its share repurchase program by $500 million.
"Altria delivered solid financial results for the third quarter and first nine months of 2012 while taking steps to strengthen its ability to create shareholder value in the future," said Marty Barrington, Chairman and Chief Executive Officer of Altria. "Our tobacco businesses grew their adjusted OCI, adjusted OCI margins and retail share for the third quarter and first nine months of 2012, while investing to develop their brands for the long term."
"The business performance of our operating companies enabled us to increase our already strong cash returns to shareholders," said Mr. Barrington. "Altria increased its dividend by 7.3% and repurchased over $260 million of our stock in the third quarter. Today, we are announcing a $500 million expansion of our $1.0 billion share repurchase program."
"The Company also took steps to enhance its capital structure," said Mr. Barrington. "We purchased high coupon debt and took on new lower cost debt. These actions reduced our 2018 and 2019 debt maturity towers, lowered our future interest expense and reduced our weighted average coupon rate."

6601 West Broad Street, Richmond, VA 23230

Conference Call
A conference call with the investment community and news media will be webcast on October 25, 2012 at 9:00 a.m. Eastern Time. Access to the webcast is available at altria.com.
Cost Management
Altria's current cost reduction program for its tobacco and service company subsidiaries remains on track. The program, which was announced in the fourth quarter of 2011, is expected to deliver $400 million in annualized savings against previously planned spending by the end of 2013.
Altria estimates total net pre-tax restructuring charges in connection with this program of approximately $300 million, substantially all of which will result in cash expenditures, consisting primarily of employee separation costs of approximately $220 million and other associated net costs of $80 million. Other associated net costs include lease termination and asset impairment charges, partially offset by a curtailment gain related to a post-retirement benefit plan.
Altria recorded net pre-tax restructuring charges totaling $264 million over the past four quarters, including restructuring charges of $11 million in the third quarter of 2012. Altria expects to incur the remaining pre-tax restructuring charges in the fourth quarter of 2012.
Cash Returns to Shareholders - Dividends
In August 2012, Altria announced that its Board of Directors (Board) voted to increase the regular quarterly dividend by 7.3% to $0.44 per common share versus the previous rate of $0.41 per common share. The current annualized dividend rate is $1.76 per common share. As of October 23, 2012, Altria's annualized dividend yield was 5.4%.
Altria expects to continue to return a large amount of cash to shareholders in the form of dividends by maintaining a dividend payout ratio target of approximately 80% of its adjusted diluted EPS. Future dividend payments remain subject to the discretion of the Board.
Cash Returns to Shareholders - Share Repurchase Program
Altria repurchased 7.7 million shares of its common stock at an average price of $34.25 for a total cost of approximately $262 million during the third quarter of 2012.
On October 23, 2012, Altria's Board authorized the expansion of the current share repurchase program from $1.0 billion to $1.5 billion.  Altria has approximately $550 million remaining in the expanded program, which it expects to complete by the end of the second quarter of 2013. The timing of share repurchases depends upon marketplace conditions and other factors and the program remains subject to the discretion of the Board.
Previously Announced Capital Markets Activities in Q3 2012
UST LLC repaid $600 million of senior unsecured notes that matured in July 2012. The notes had a coupon of 6.625%.

In August 2012, Altria issued $1.9 billion aggregate principal amount of new senior unsecured 2.85% notes due 2022 and $900 million aggregate principal amount of new senior unsecured 4.25% notes due 2042.
In September 2012, Altria completed a tender offer for $2.0 billion aggregate principal amount of certain of its senior unsecured notes, purchasing $1,151 million aggregate principal amount of its senior unsecured 9.70% notes due 2018 and $849 million aggregate principal amount of its senior unsecured 9.25% notes due 2019. This debt repurchase resulted in a pre-tax charge of $874 million against 2012 third-quarter earnings, reflecting the loss on early extinguishment of debt related to the tender offer.
2012 Full-Year Guidance
Altria reaffirms its 2012 full-year guidance for reported diluted EPS in a range of $2.03 to $2.07. The forecast reflects estimated total net expenses of $0.16 per share as shown in Table 1, consisting of the loss on early extinguishment of debt related to the tender offer and asset impairment, exit and implementation costs related to the current cost reduction program, partially offset by SABMiller plc (SABMiller) special items, a Philip Morris Capital Corporation (PMCC) leveraged lease benefit and tax items.
Altria reaffirms its 2012 full-year guidance for adjusted diluted EPS, which excludes special items shown in Table 1, in a range of $2.19 to $2.23, representing a growth rate of 7% to 9% from an adjusted diluted EPS base of $2.05 per share in 2011.
The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. Reconciliations of full-year adjusted to reported diluted EPS are shown in Table 1.

Table 1 - Altria's Full-Year Earnings Per Share Guidance Excluding Special Items
	Full Year
	2012 Guidance			2011	Change
Reported diluted EPS	$2.03	to	$2.07	$1.64	24%	to	26%
Loss on early extinguishment of debt			0.28	—
Asset impairment, exit, integration and implementation costs			0.02	0.07
SABMiller special items			(0.08)	0.03
PMCC leveraged lease (benefit) charge			(0.03)	0.30
Tax items*			(0.03)	(0.04)
Tobacco and health judgments			—	0.05
Adjusted diluted EPS	$2.19	to	$2.23	$2.05	7%	to	9%
* Excludes the tax impact of the PMCC leveraged lease (benefit) charge.
ALTRIA GROUP, INC.
Altria reports its financial results, including diluted EPS, in accordance with U.S. generally accepted accounting principles (GAAP). Altria's management reviews operating companies income

(OCI), which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Altria's management also reviews OCI, operating margins and EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations. These items include loss on early extinguishment of debt, restructuring charges, SABMiller special items, certain PMCC leveraged lease items, certain tax items, and tobacco and health judgments. Altria's management does not view any of these special items to be part of Altria's sustainable results as they may be highly variable and difficult to predict and can distort underlying business trends and results. Altria's management also reviews income tax rates on an adjusted basis. Altria's effective tax rate on operations may exclude certain tax items from its reported effective tax rate. Altria's management believes that adjusted measures for OCI, operating margins and EPS, as well as the effective tax rate on operations, provide useful insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria's management uses adjusted measures internally for planning, forecasting and evaluating the performance of Altria's businesses, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP, and should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of adjusted measures to corresponding GAAP measures are provided in the release. Comparisons are to the same prior-year period unless otherwise stated.
Effective with the first quarter of 2012, Altria's reportable segments are Smokeable Products, manufactured and sold by Philip Morris USA Inc. (PM USA) and John Middleton Co. (Middleton); Smokeless Products, manufactured and sold by or on behalf of U.S. Smokeless Tobacco Company LLC (USSTC) and PM USA; Wine, produced and/or distributed by Ste. Michelle Wine Estates Ltd. (Ste. Michelle); and Financial Services, provided by PMCC. Prior-period segment data have been recast to conform with the current-period segment presentation.
Altria's net revenues increased 2.2% to $6.2 billion for the third quarter of 2012 primarily due to higher net revenues from smokeable products. For the first nine months of 2012, Altria's net revenues increased 4.0% to $18.4 billion primarily due to higher net revenues from financial services and smokeable products. Altria's revenues net of excise taxes increased 3.2% to $4.5 billion for the third quarter of 2012, and grew 6.2% to $13.0 billion for the first nine months of 2012. Comparisons of Altria's nine-month net revenues and revenues net of excise taxes were impacted by a 2011 charge related to certain PMCC leveraged lease transactions, which reduced 2011 nine-month net revenues by $490 million.
Altria's 2012 third-quarter reported diluted EPS decreased 43.9% primarily due to the loss on early extinguishment of debt discussed below, partially offset by higher OCI in smokeable products, higher earnings from Altria's equity investment in SABMiller and fewer shares outstanding.
For the first nine months of 2012, Altria's reported diluted EPS increased 22.8% primarily due to special items related to certain PMCC leveraged lease transactions in 2011, higher earnings from Altria's equity investment in SABMiller, including net gains from SABMiller special items discussed below, higher OCI in smokeable products and fewer shares outstanding. These favorable factors were partially offset by the loss on early extinguishment of debt discussed below.
Altria's adjusted diluted EPS, which excludes special items that are discussed below, increased 3.6% to $0.58 for the third quarter of 2012, and increased 7.8% to $1.66 for the first nine months of 2012 as shown in Table 2.

Table 2 - Altria's Adjusted Results Excluding Special Items

	Third Quarter			Nine Months Ended September 30,
	2012	2011	Change	2012	2011	Change
Reported diluted EPS	$0.32	$0.57	(43.9)%	$1.51	$1.23	22.8%
Loss on early extinguishment of debt	0.28	—		0.28	—
Asset impairment, exit, integration and implementation costs	—	—		0.01	—
SABMiller special items	0.01	—		(0.08)	0.01
PMCC leveraged lease (benefit) charge	—	—		(0.03)	0.30
Tobacco and health judgments	—	—		—	0.01
Tax Items*	(0.03)	(0.01)		(0.03)	(0.01)
Adjusted diluted EPS	$0.58	$0.56	3.6%	$1.66	$1.54	7.8%
* Excludes the tax impact of the PMCC leveraged lease (benefit) charge.
Loss on Early Extinguishment of Debt
Comparisons of Altria's third-quarter and nine-month reported diluted EPS were impacted by a loss on early extinguishment of debt resulting from the previously announced third-quarter 2012 debt tender offer. Altria recorded a charge of $0.28 per share against 2012 third-quarter earnings, representing the loss on early extinguishment of debt. This charge is reflected in Schedules 1 and 3, and the EPS impacts are shown in Table 2 and Schedules 6 and 7.
Restructuring Charges
Comparisons of Altria's nine-month reported diluted EPS were impacted by restructuring charges. Altria's operating companies recorded 2012 nine-month net pre-tax charges totaling $40 million related to the current cost reduction program. For the first nine months of 2011, Altria's operating companies incurred pre-tax restructuring charges of $11 million. These charges are reflected in Schedule 4, and the EPS impacts are shown in Table 2 and Schedule 7.
In addition, Altria's operating companies recorded 2012 third-quarter pre-tax restructuring charges of $10 million related to the current cost reduction program, and incurred 2011 third-quarter pre-tax restructuring charges of $2 million. These charges are reflected in Schedule 2, and the EPS impacts are shown in Table 2 and Schedule 6.
SABMiller Special Items
Special items related to Altria's equity investment in SABMiller further impacted comparisons of Altria's third-quarter and nine-month reported diluted EPS. For the third quarter of 2012, SABMiller special items included costs for its “business capability programme” and costs related to its acquisition of Foster's Group Limited (Foster's). For the third quarter of 2011, SABMiller's special items included costs for its “business capability programme.” These after-tax special items are reflected in Schedule 6, “2012 SABMiller special items” and “2011 SABMiller special items.” The EPS impact of these special items is shown in Table 2 and Schedule 6.
For the first nine months of 2012, SABMiller's special items included gains resulting from its strategic alliance transactions with Anadolu Efes and Castel and a gain related to SABMiller's Australian joint venture, partially offset by costs for its “business capability programme,” costs related to its acquisition of Foster's and costs related to SABMiller's economic and social development program in South Africa. For the first nine months of 2011, SABMiller's special items included costs for its “business capability programme” and asset impairment charges, partially offset by gains resulting from its hotel and gaming transaction. These after-tax special items are reflected in Schedule 7, “2012 SABMiller special items” and “2011 SABMiller special items.” The EPS impact of these special items is shown in Table 2 and Schedule 7.
PMCC Leveraged Lease (Benefit) Charge
Comparisons of Altria's nine-month reported diluted EPS were also impacted by benefits and charges related to the tax treatment of certain leveraged lease transactions entered into by PMCC (referred to by the Internal Revenue Service (IRS) as lease-in/lease-out (LILO) and sale-in/lease-out (SILO) transactions).
For the first nine months of 2012, Altria recorded a net earnings benefit of $68 million primarily due to lower than estimated interest expense on tax underpayments as a result of the previously announced closing agreement with the IRS related to PMCC's LILO and SILO transactions. This 2012 nine-month EPS benefit is shown in Table 2 and Schedule 7. The net benefit was recorded as a decrease of $75 million to the provision for income taxes and is reflected in Schedule 3, “Provision for income taxes.” This benefit was partially offset by a reduction to cumulative lease earnings of $7 million against the financial services segment's net revenues as shown in Schedule 4.
For the first nine months of 2011, Altria's reported diluted EPS was impacted by a charge of $627 million related to PMCC's LILO and SILO transactions. The EPS impact of the charge is shown in Table

2 and Schedule 7. The charge was recorded as a reduction to cumulative lease earnings of $490 million against the financial services segment's net revenues, which is reflected in Schedule 4, and a net increase of $137 million to the provision for income taxes as reflected in Schedule 3, “Provision for income taxes.”
Tobacco and Health Judgments
Comparisons of Altria's nine-month reported diluted EPS were also impacted by charges related to tobacco and health judgments. For the first nine months of 2012, PM USA incurred pre-tax charges of $4 million for tobacco and health judgments. For the first nine months of 2011, PM USA incurred pre-tax charges of $36 million for tobacco and health judgments as well as related interest costs of $5 million. For the third quarter of 2012, PM USA incurred pre-tax charges of $3 million for tobacco and health judgments. These charges, excluding interest costs, are reflected in Schedules 2 and 4, and the EPS impact of these charges, including interest costs, is reflected in Table 2, and in Schedules 6 and 7. The interest costs related to the tobacco and health judgments are reflected in Schedule 3, “Interest and other debt expense, net.”
Tax Items
Altria's reported diluted EPS comparisons for the third quarter and first nine months of 2012 and 2011 were impacted by tax items.  For the third quarter of 2012 and 2011, Altria recorded tax benefits of $62 million and $24 million, respectively.  Excluding the tax impacts related to PMCC's LILO and SILO transactions discussed above, for the first nine months of 2012 and 2011, Altria recorded net tax benefits of $51 million and $24 million, respectively.  These tax benefits resulted primarily from the reversal of tax reserves and associated interest related to the closure of tax audits, expiration of statutes of limitations and the reversal of tax accruals no longer required. These tax benefits are reflected in Schedules 1 and 3, "Provisions for income taxes," and the EPS impacts are shown in Table 2 and Schedules 6 and 7.
In the third quarter of 2012, the IRS closed its audit of the 2004 - 2006 tax years of Altria and its consolidated subsidiaries (including its former subsidiaries - Kraft Foods Inc., now known as Mondelēz International, Inc. (Mondelēz), and Philip Morris International Inc. (PMI)).  Tax comparisons of the third quarter and first nine months include the impact of tax matters related to Mondelēz and PMI, which are reflected in Schedules 1 and 3, “Provision for income taxes.”  Altria recorded a 2012 third-quarter tax provision of $48 million related to Mondelēz and PMI tax matters, and a 2011 third-quarter tax provision of $19 million related to Mondelēz tax matters.  These amounts were fully offset by changes to the corresponding receivables from Mondelēz and PMI, which are also reflected in Schedules 1 and 3, “Changes to Mondelēz and PMI tax-related receivables.”  Although there was no impact on Altria's net earnings associated with the Mondelēz and PMI tax matters, these items impacted Altria's reported effective tax rates for the third quarter and first nine months of 2012 and 2011.

Altria's 2012 third-quarter and nine-month reported effective tax rate and effective tax rate on operations both increased from the first half of 2012 primarily due to a reduction in certain consolidated tax benefits resulting from the debt tender offer. Excluding the impact of special tax items shown in Table 3, Altria's 2012 third-quarter and nine-month effective tax rates on operations were both 36.7%.  Altria anticipates that its 2012 full-year effective tax rate on operations will be approximately 36.7%.

Table 3 - Altria's 2012 Tax Rates

	Third Quarter	Nine Months Ended September 30,
Reported effective tax rate*	37.0%	34.8%
Closure of IRS audit of 2004 - 2006 tax years	5.1	1.1
Mondelēz and PMI tax matters	(4.6)	(1.0)
Interest benefit on tax underpayments associated with PMCC leveraged lease transactions	—	1.6
Other tax items	(0.8)	0.2
Effective tax rate on operations	36.7%	36.7%
* Reported effective tax rate is calculated as "Provision for income taxes" divided by "Earnings before income taxes" from Schedules 1 and 3.
SMOKEABLE PRODUCTS
The smokeable products segment delivered solid adjusted OCI and adjusted OCI margin growth for the third quarter and first nine months of 2012 through higher list prices and effective cost management. PM USA continued to support Marlboro's new brand architecture with brand-building initiatives, which contributed to Marlboro's third-quarter and nine-month retail share performance.
The smokeable products segment's 2012 third-quarter net revenues increased 2.1% primarily due to higher list prices and higher reported shipment volume, partially offset by higher promotional investments to support Marlboro's new brand architecture and unfavorable mix due to L&M's volume growth in Discount. For the first nine months of 2012, the smokeable products segment's net revenues increased 0.7% primarily due to higher list prices, partially offset by higher promotional investments behind Marlboro's new brand architecture, lower reported shipment volume and unfavorable mix. 2012 third-quarter and nine-month revenues net of excise taxes increased 3.2% and 1.6%, respectively.
The smokeable products segment's 2012 third-quarter reported OCI increased 3.9% primarily due to higher list prices, effective cost management and higher reported shipment volume, partially offset by higher promotional investments behind Marlboro's new brand architecture, increased resolution expense and unfavorable mix due to L&M's volume growth. The smokeable products segment's 2012 nine-month reported OCI increased 4.2% primarily due to higher list prices, effective cost management and lower charges related to tobacco and health judgments, partially offset by higher promotional investments behind Marlboro's new brand architecture, increased resolution expense, unfavorable mix due to L&M's volume growth and lower reported shipment volume. Adjusted OCI, which is calculated excluding the special items identified in Table 4, grew 4.3% for the third quarter of 2012 and increased 3.7% for the first nine months of 2012.
Adjusted OCI margins for the smokeable products segment grew 0.4 percentage points to 42.4% for the third quarter of 2012 and increased 0.8 percentage points to 41.6% for the first nine months of 2012, driven by Marlboro. Revenues and OCI for the smokeable products segment are summarized in Table 4.

Table 4 - Smokeable Products: Revenues and OCI ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2012	2011	Change	2012	2011	Change
Net revenues	$5,613	$5,499	2.1%	$16,616	$16,500	0.7%
Excise taxes	(1,742)	(1,747)		(5,239)	(5,304)
Revenues net of excise taxes	$3,871	$3,752	3.2%	$11,377	$11,196	1.6%

Reported OCI	$1,637	$1,575	3.9%	$4,716	$4,527	4.2%
Asset impairment, exit and implementation costs, net	2	—		13	3
Tobacco and health judgments	3	—		4	36
Adjusted OCI	$1,642	$1,575	4.3%	$4,733	$4,566	3.7%
Adjusted OCI margins*	42.4%	42.0%	0.4 pp	41.6%	40.8%	0.8 pp
*Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
PM USA's 2012 third-quarter reported domestic cigarettes shipment volume increased 1.2% primarily due to retail share gains and changes in trade inventories, partially offset by the industry's rate of decline and one less shipping day. PM USA believes that the trade depleted less inventory during the third quarter of 2012 versus the prior-year period, which benefited comparisons of its reported third-quarter shipments. After adjusting for changes in trade inventories and other factors, PM USA's 2012 third-quarter domestic cigarettes shipment volume was estimated to be down approximately 1%.
PM USA's 2012 nine-month reported domestic cigarettes shipment volume declined 0.4% primarily due to the industry's rate of decline, partially offset by volume growth as a result of retail share gains. After adjusting for changes in trade inventories and other factors, PM USA's 2012 nine-month domestic cigarettes shipment volume was estimated to be down approximately 0.5%.
Total cigarette category volume for the third quarter and first nine months of 2012 was estimated to be down approximately 3.5% and 3%, respectively. PM USA's cigarettes volume performance is summarized in Table 5.
Middleton's 2012 third-quarter reported cigars shipment volume declined 14.0% primarily due to the timing of promotional shipments and other changes in trade inventories, and one less shipping day,

partially offset by volume growth as a result of retail share gains. Middleton believes the trade built inventories in the third quarter of 2011 prior to Middleton's December 2011 price increase announcement. For the first nine months of 2012, Middleton's reported cigars shipment volume declined 0.6% primarily due to changes in trade inventories, partially offset by volume growth as a result of retail share gains. Middleton's volume performance for machine-made large cigars is summarized in Table 5.

Table 5 - Smokeable Products: Shipment Volume (sticks in millions)

	Third Quarter			Nine Months Ended September 30,
	2012	2011	Change	2012	2011	Change
Cigarettes:
Marlboro	28,954	28,673	1.0%	87,248	88,168	(1.0)%
Other premium	2,177	2,364	(7.9)%	6,503	7,115	(8.6)%
Discount	2,571	2,251	14.2%	7,290	6,151	18.5%
Total cigarettes	33,702	33,288	1.2%	101,041	101,434	(0.4)%

Cigars:
Black & Mild	298	346	(13.9)%	940	945	(0.5)%
Other	4	5	(20.0)%	14	15	(6.7)%
Total cigars	302	351	(14.0)%	954	960	(0.6)%

Total smokeable products	34,004	33,639	1.1%	101,995	102,394	(0.4)%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes Puerto Rico, U.S. Territories, Overseas Military, and Philip Morris Duty Free Inc.
In the cigarette category, Marlboro's 2012 third-quarter and nine-month retail share performance continued to benefit from the brand-building initiatives supporting Marlboro's new architecture. Marlboro's 2012 third-quarter and nine-month retail share increased 1.0 and 0.5 share points, respectively. PM USA continued to support Marlboro's new brand architecture within the Marlboro Black family by expanding Marlboro NXT into 27 states at the end of September 2012. Marlboro NXT contains capsule technology that allows adult smokers to switch from non-menthol to menthol taste.
PM USA's 2012 third-quarter and nine-month retail share increased 1.2 and 0.8 share points, respectively, reflecting retail share gains by Marlboro, and by L&M in Discount. These gains were partially offset by share losses on other portfolio brands. PM USA's cigarettes retail share performance is summarized in Table 6.
In the machine-made large cigars category, Black & Mild's 2012 third-quarter and nine-month retail share increased 0.8 and 1.0 share points, respectively. The brand continued to benefit from new untipped cigarillo varieties that were introduced in 2011, including Black & Mild Classic, Sweets and Wine as well as the 2012 third-quarter introduction of Black & Mild Jazz into select geographies and its seasonal offering, Summer Blend. Middleton's retail share performance is summarized in Table 6.

Table 6 - Smokeable Products: Retail Share (percent)

	Third Quarter			Nine Months Ended September 30,
	2012	2011	Percentage point change	2012	2011	Percentage point change
Cigarettes:
Marlboro	42.7%	41.7%	1.0	42.6%	42.1%	0.5
Other premium	3.3	3.7	(0.4)	3.4	3.7	(0.3)
Discount	3.9	3.3	0.6	3.8	3.2	0.6
Total cigarettes	49.9%	48.7%	1.2	49.8%	49.0%	0.8

Cigars:
Black & Mild	29.9%	29.1%	0.8	30.1%	29.1%	1.0
Other	0.2	0.3	(0.1)	0.3	0.2	0.1
Total cigars	30.1%	29.4%	0.7	30.4%	29.3%	1.1
Note: Cigarettes retail share results are based on data from SymphonyIRI Group/Capstone, which is a retail tracking service that uses a sample of stores to project market share performance in retail stores selling cigarettes. The panel was not designed to capture sales through other channels, including the Internet, direct mail and some illicitly tax-advantaged outlets. Retail share results for cigars are based on data from the SymphonyIRI Group (SymphonyIRI) InfoScan Cigar Database for Food, Drug, Mass Merchandisers (excluding Walmart) and Convenience trade classes, which tracks machine-made large cigars market share performance. Middleton defines machine-made large cigars as cigars made by machine that weigh greater than three pounds per thousand, except cigars sold at retail in packages of 20 cigars. This service was developed to provide a representation of retail business performance in key trade channels. It is SymphonyIRI's standard practice to periodically refresh its InfoScan syndicated services, which could restate retail share results that were previously released.
SMOKELESS PRODUCTS
The smokeless products segment grew its 2012 third-quarter and nine-month adjusted OCI and adjusted OCI margins behind the strong performance of Copenhagen. In late September 2012, USSTC announced the fourth quarter expansion of Skoal ReadyCut into over 20 states.
The smokeless products segment's 2012 third-quarter and nine-month net revenues increased 2.6% and 2.8%, respectively, primarily due to higher pricing and higher volume, partially offset by unfavorable mix due to growth in products introduced in recent years at a lower, popular price. 2012 third-quarter and nine-month revenues net of excise taxes increased 2.5% and 2.8%, respectively.
The smokeless products segment's 2012 third-quarter and nine-month reported OCI increased 0.4% and 2.7%, respectively, primarily due to higher pricing, higher volume and effective cost management, partially offset by growth in products introduced in recent years at a lower, popular price, higher restructuring charges related to the current cost reduction program and higher promotional investments. Adjusted OCI, which is calculated excluding special items identified in Table 7, grew 3.3% for the third quarter of 2012, and increased 6.2% for the first nine months of 2012.

Table 7 - Smokeless Products: Revenues and OCI ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2012	2011	Change	2012	2011	Change
Net revenues	$437	$426	2.6%	$1,243	$1,209	2.8%
Excise taxes	(29)	(28)		(83)	(81)
Revenues net of excise taxes	$408	$398	2.5%	$1,160	$1,128	2.8%

Reported OCI	$246	$245	0.4%	$678	$660	2.7%
Asset impairment, exit, integration and implementation costs	8	1		27	3
UST acquisition-related costs	—	—		—	1
Adjusted OCI	$254	$246	3.3%	$705	$664	6.2%
Adjusted OCI margins*	62.3%	61.8%	0.5 pp	60.8%	58.9%	1.9 pp
*Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
For the third quarter of 2012, USSTC and PM USA's combined reported domestic smokeless products shipment volume increased 5.9% as volume growth for Copenhagen and Skoal was partially offset by volume declines in Other portfolio brands. For the first nine months of 2012, reported domestic smokeless products shipment volume grew 1.9% as volume growth on Copenhagen was partially offset by volume declines on the balance of the portfolio.
Copenhagen's 2012 third-quarter and nine-month volume grew 12.1% and 10.2%, respectively, as the brand continued to benefit from new products introduced in recent years, including the May 2012 expansion of Copenhagen Southern Blend into select geographies. Skoal's volume increased 2.8% for the third quarter of 2012 and declined 2.3% for the first nine months of 2012. Skoal's third-quarter and nine-month volume comparisons were impacted by competitive activity and Copenhagen's strong performance. Skoal's nine-month volume comparison was also impacted by last year's de-listing of seven stock-keeping units (SKU) and the introduction of Skoal X-TRA.
After adjusting for changes in trade inventories and other factors, USSTC and PM USA estimate that their combined 2012 third-quarter domestic smokeless products shipment volume grew approximately 5%. USSTC and PM USA also believe that the smokeless category's volume grew at an estimated rate of approximately 5% over the twelve months ended September 2012. USSTC and PM USA's combined volume performance for smokeless products is summarized in Table 8.

Table 8 - Smokeless Products: Shipment Volume (cans and packs in millions)

	Third Quarter			Nine Months Ended September 30,
	2012	2011	Change	2012	2011	Change

Copenhagen	100.9	90.0	12.1%	284.9	258.5	10.2%
Skoal	72.9	70.9	2.8%	210.0	214.9	(2.3)%
Copenhagen and Skoal	173.8	160.9	8.0%	494.9	473.4	4.5%
Other	20.5	22.6	(9.3)%	61.0	71.9	(15.2)%
Total smokeless products	194.3	183.5	5.9%	555.9	545.3	1.9%
Note: Other includes certain USSTC and PM USA smokeless products. Volume includes cans and packs sold, as well as promotional units, but excludes international volume. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can for can basis. To calculate volumes of cans and packs shipped, USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST.
Copenhagen and Skoal's combined retail share for the third quarter and first nine months of 2012 increased 1.6 and 1.8 share points, respectively. Copenhagen's 2012 third-quarter and nine-month retail share grew 2.3 and 2.4 share points, respectively, as the brand continued to benefit from new products introduced over the past several years.
Skoal's 2012 third-quarter retail share declined 0.7 share points primarily due to competitive activity and Copenhagen's strong performance, partially offset by share gains on its Skoal X-TRA products. Skoal's 2012 nine-month retail share decreased 0.6 share points primarily due to the de-listing of seven SKUs in the second quarter of 2011, competitive activity and Copenhagen's strong performance, partially offset by share gains on its Skoal X-TRA products.
USSTC and PM USA's combined retail share for the third quarter and first nine months of 2012 increased 0.4 and 0.5 share points, respectively, as Copenhagen's share gains were partially offset by share losses on the balance of the portfolio. USSTC and PM USA's combined smokeless products retail share performance is summarized in Table 9.

Table 9 - Smokeless Products: Retail Share (percent)

	Third Quarter			Nine Months Ended September 30,
	2012	2011	Percentage point change	2012	2011	Percentage point change

Copenhagen	28.8%	26.5%	2.3	28.2%	25.8%	2.4
Skoal	22.1%	22.8%	(0.7)	22.3%	22.9%	(0.6)
Copenhagen and Skoal	50.9%	49.3%	1.6	50.5%	48.7%	1.8
Other	4.6%	5.8%	(1.2)	4.9%	6.2%	(1.3)
Total smokeless products	55.5%	55.1%	0.4	55.4%	54.9%	0.5
Note: Retail share performance is based on data from the SymphonyIRI InfoScan Smokeless Tobacco Database for Food, Drug, Mass Merchandisers (excluding Walmart) and Convenience trade classes, which tracks smokeless products market share performance based on the number of cans and packs sold. Smokeless Products is defined by SymphonyIRI as moist smokeless and spit-less tobacco products. Other includes certain USSTC and PM USA smokeless products. New types of smokeless products, as well as new packaging configuration of existing smokeless products, may or may not be equivalent to existing MST products on a can for can basis. USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST. All other products are considered to be equivalent on a can for can basis. It is SymphonyIRI's standard practice to periodically refresh its InfoScan syndicated services, which could restate retail share results that were previously released.

WINE
Ste. Michelle delivered strong 2012 third-quarter and nine-month adjusted OCI results through higher pricing, higher shipment volume and improved premium mix.
The wine segment's 2012 third-quarter and nine-month net revenues increased 6.1% and 9.2%, respectively, primarily due to higher shipment volume, higher pricing and improved premium mix. Revenues net of excise taxes for the third quarter and first nine months of 2012 grew 6.3% and 9.2%, respectively.
The wine segment's 2012 third-quarter and nine-month reported OCI increased 13.0% and 16.7%, respectively, primarily due to higher pricing, higher shipment volume and improved premium mix, partially offset by higher costs for select vintages and costs related to its sales force expansion. Comparisons of third-quarter and nine-month reported OCI results were impacted by UST acquisition-related costs incurred in 2011. Adjusted OCI, which is calculated excluding these costs, increased 8.3% for the third quarter of 2012 and 8.6% for the first nine months of 2012.
Adjusted OCI margins increased 0.4 percentage points to 19.3% for the third quarter of 2012 and declined 0.1 percentage point to 17.2% for the first nine months of 2012. Revenues and OCI for the wine segment are summarized in Table 10.

Table 10 -Wine: Revenues and OCI ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2012	2011	Change	2012	2011	Change
Net revenues	$140	$132	6.1%	$381	$349	9.2%
Excise taxes	(5)	(5)		(14)	(13)
Revenues net of excise taxes	$135	$127	6.3%	$367	$336	9.2%

Reported OCI	$26	$23	13.0%	$63	$54	16.7%
UST acquisition-related costs	—	1		—	4
Adjusted OCI	$26	$24	8.3%	$63	$58	8.6%
Adjusted OCI margins*	19.3%	18.9%	0.4 pp	17.2%	17.3%	(0.1) pp
*Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
Ste. Michelle's 2012 third-quarter and nine-month reported wine shipment volume increased 3.7% and 4.0%, respectively, primarily due to the national expansion of select wines into off-premise channels. Ste. Michelle's reported shipment volume performance for wine is summarized in Table 11.

Table 11 - Wine: Shipment Volume (cases in thousands)

	Third Quarter			Nine Months Ended September 30,
	2012	2011	Change	2012	2011	Change

Chateau Ste. Michelle	704	605	16.4%	1,860	1,718	8.3%
Columbia Crest	440	479	(8.2)%	1,193	1,356	(12.0)%
Other	766	757	1.2%	2,113	1,892	11.7%
Total Wine	1,910	1,841	3.7%	5,166	4,966	4.0%
Note: Percent volume change calculation is based on units to the nearest hundred.
FINANCIAL SERVICES
Comparisons of the financial services segment's net revenues and reported OCI for the first nine months were impacted primarily by special items related to the tax treatment of PMCC's LILO and SILO transactions discussed above.  The 2011 nine-month results included a $490 million charge related to the tax treatment of PMCC's LILO and SILO transactions and 2012 nine-month results included a $7 million charge related to the timing of the previously announced closing agreement with the IRS that resolved the federal income tax treatment of PMCC's LILO and SILO transactions.
The financial services segment's 2012 third-quarter reported and adjusted OCI decreased $4 million to $79 million primarily due to a $35 million decrease in the allowance for losses in the third quarter of 2011 that favorably impacted OCI in that year, partially offset by $33 million in recoveries during the third quarter of 2012 related to PMCC's lease investment with American Airlines, Inc. (American), which filed for bankruptcy in November 2011.
For the first nine months of 2012, the financial services segment's reported OCI increased $525 million to $166 million primarily due to lower charges related to the tax treatment of PMCC's LILO and SILO transactions, higher gains on asset sales, recoveries related to American and a $10 million decrease in the allowance for losses that favorably impacted OCI earlier this year. These favorable factors were partially offset by lower lease revenues in 2012 and a $35 million decrease in the allowance for losses in 2011 that favorably impacted OCI in that year. Adjusted OCI, which is calculated excluding the PMCC leveraged lease charges identified in Table 12, increased $42 million to $173 million for the first nine months of 2012. OCI for the financial services segment is summarized in Table 12.

Table 12 - Financial Services: Operating Companies Income (Loss) ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2012	2011	Change	2012	2011	Change

Reported Operating Companies Income (Loss)	$79	$83	(4.8)%	$166	$(359)	100%+
PMCC leveraged lease charges	—	—		7	490
Adjusted OCI	$79	$83	(4.8)%	$173	$131	32.1%
PMCC's allowance for losses at the end of the third quarter of 2012 was $99 million versus $188 million at the end of the second quarter of 2012, due to write-offs related to PMCC's lease investment with American.
PMCC remains focused on managing its portfolio of leased assets in order to maximize financial contributions to Altria. PMCC is not making new investments and expects that its OCI will vary over time as investments mature or are sold.
Altria's Profile
Altria directly or indirectly owns 100% of each of PM USA, USSTC, Middleton, Ste. Michelle and PMCC. Altria holds a continuing economic and voting interest in SABMiller.
The brand portfolios of Altria's tobacco operating companies include such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle, Columbia Crest and Stag's Leap Wine Cellars, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at altria.com.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria's publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the period ended June 30, 2012.
These factors include the following: Altria's tobacco businesses (including PM USA, USSTC and Middleton) being subject to significant competition; changes in adult consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria's tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop new products and markets within and potentially outside the United States; to broaden brand portfolios in order to compete effectively; and to improve productivity.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug Administration. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies' understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

Altria Client Services	Altria Client Services
Investor Relations	Media Relations
804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended September 30,
(in millions, except per share data)
(Unaudited)

	2012	2011	% Change

Net revenues	$6,242	$6,108	2.2%
Cost of sales (*)	1,982	1,883	5.3%
Excise taxes on products (*)	1,776	1,780	(0.2)%
Gross profit	2,484	2,445	1.6%
Marketing, administration and research costs	487	519
Asset impairment and exit costs	9	—
Operating companies income	1,988	1,926	3.2%
Amortization of intangibles	5	5
General corporate expenses	61	62
Changes to Mondelēz and PMI tax-related receivables	(48)	(19)
Corporate asset impairment and exit costs	1	—
Operating income	1,969	1,878	4.8%
Interest and other debt expense, net	282	293
Loss on early extinguishment of debt	874	—
Earnings from equity investment in SABMiller	(230)	(208)
Earnings before income taxes	1,043	1,793	(41.8)%
Provision for income taxes	386	619	(37.6)%
Net earnings	657	1,174	(44.0)%
Net earnings attributable to noncontrolling interests	—	(1)
Net earnings attributable to Altria Group, Inc.	$657	$1,173	(44.0)%

Per share data:
Basic earnings per share attributable to Altria Group, Inc.	$0.32	$0.57	(43.9)%
Diluted earnings per share attributable to Altria Group, Inc.	$0.32	$0.57	(43.9)%

Weighted-average diluted shares outstanding	2,024	2,054	(1.5)%

(*) Cost of sales includes charges for resolution expenses related to state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data by Reporting Segment
For the Quarters Ended September 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	Financial Services	Total
2012	$5,613	$437	$140	$52	$6,242
2011	5,499	426	132	51	6,108
% Change	2.1%	2.6%	6.1%	2.0%	2.2%

Reconciliation:
For the quarter ended September 30, 2011	$5,499	$426	$132	$51	$6,108
Operations	114	11	8	1	134
For the quarter ended September 30, 2012	$5,613	$437	$140	$52	$6,242

	Operating Companies Income
	Smokeable Products	Smokeless Products	Wine	Financial Services	Total
2012	$1,637	$246	$26	$79	$1,988
2011	1,575	245	23	83	1,926
% Change	3.9%	0.4%	13.0%	(4.8)%	3.2%

Reconciliation:
For the quarter ended September 30, 2011	$1,575	$245	$23	$83	$1,926
Integration costs - 2011	—	1	—	—	1
UST acquisition-related costs - 2011	—	—	1	—	1
	—	1	1	—	2

Asset impairment and exit costs - 2012	(1)	(8)	—	—	(9)
Implementation costs - 2012	(1)	—	—	—	(1)
Tobacco and health judgments - 2012	(3)	—	—	—	(3)
	(5)	(8)	—	—	(13)
Operations	67	8	2	(4)	73
For the quarter ended September 30, 2012	$1,637	$246	$26	$79	$1,988
Note: Prior-period segment data have been recast to conform with the current-period segment presentation.

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Nine Months Ended September 30,
(in millions, except per share data)
(Unaudited)

	2012	2011	% Change

Net revenues	$18,376	$17,671	4.0%
Cost of sales (*)	5,860	5,708	2.7%
Excise taxes on products (*)	5,336	5,398	(1.1)%
Gross profit	7,180	6,565	9.4%
Marketing, administration and research costs	1,511	1,680
Asset impairment and exit costs	46	3
Operating companies income	5,623	4,882	15.2%
Amortization of intangibles	15	16
General corporate expenses	167	173
Changes to Mondelēz and PMI tax-related receivables	(48)	(19)
Corporate asset impairment and exit costs	1	—
Operating income	5,488	4,712	16.5%
Interest and other debt expense, net	868	865
Loss on early extinguishment of debt	874	—
Earnings from equity investment in SABMiller	(973)	(552)
Earnings before income taxes	4,719	4,399	7.3%
Provision for income taxes	1,641	1,843	(11.0)%
Net earnings	3,078	2,556	20.4%
Net earnings attributable to noncontrolling interests	(1)	(2)
Net earnings attributable to Altria Group, Inc.	$3,077	$2,554	20.5%

Per share data:
Basic earnings per share attributable to Altria Group, Inc.	$1.51	$1.23	22.8%
Diluted earnings per share attributable to Altria Group, Inc.	$1.51	$1.23	22.8%

Weighted-average diluted shares outstanding	2,028	2,071	(2.1)%

(*) Cost of sales includes charges for resolution expenses related to state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

				Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data by Reporting Segment
For the Nine Months Ended September 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	Financial Services	Total
2012	$16,616	$1,243	$381	$136	$18,376
2011	16,500	1,209	349	(387)	17,671
% Change	0.7%	2.8%	9.2%	100%+	4.0%

Reconciliation:
For the nine months ended September 30, 2011	$16,500	$1,209	$349	$(387)	$17,671
PMCC leveraged lease charge - 2011	—	—	—	490	490
PMCC leveraged lease charge - 2012	—	—	—	(7)	(7)
Operations	116	34	32	40	222
For the nine months ended September 30, 2012	$16,616	$1,243	$381	$136	$18,376

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	Financial Services	Total
2012	$4,716	$678	$63	$166	$5,623
2011	4,527	660	54	(359)	4,882
% Change	4.2%	2.7%	16.7%	100%+	15.2%

Reconciliation:
For the nine months ended September 30, 2011	$4,527	$660	$54	$(359)	$4,882
Asset impairment and exit costs - 2011	3	—	—	—	3
Integration costs - 2011	—	3	—	—	3
UST acquisition-related costs - 2011	—	1	4	—	5
PMCC leveraged lease charge - 2011	—	—	—	490	490
Tobacco and health judgments - 2011	36	—	—	—	36
	39	4	4	490	537

Asset impairment and exit costs - 2012	(24)	(22)	—	—	(46)
Implementation gain (costs) - 2012	11	(5)	—	—	6
PMCC leveraged lease charge - 2012	—	—	—	(7)	(7)
Tobacco and health judgments - 2012	(4)	—	—	—	(4)
	(17)	(27)	—	(7)	(51)
Operations	167	41	5	42	255
For the nine months ended September 30, 2012	$4,716	$678	$63	$166	$5,623
Note: Prior-period segment data have been recast to conform with the current-period segment presentation.

				Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data by Reporting Segment
(dollars in millions)
(Unaudited)

	For the Quarters Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011

The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,742	$1,747	$5,239	$5,304
Smokeless products	29	28	83	81
Wine	5	5	14	13
	$1,776	$1,780	$5,336	$5,398

The segment detail of charges for resolution expenses related to state settlement and other tobacco agreements included in cost of sales is as follows:

Smokeable products	$1,223	$1,174	$3,657	$3,581
Smokeless products	3	3	8	8
	$1,226	$1,177	$3,665	$3,589

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$56	$53	$165	$154
Smokeless products	1	1	2	2
	$57	$54	$167	$156
Note: Prior-period segment data have been recast to conform with the current-period segment presentation.

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS

2012 Net Earnings	$657	$0.32
2011 Net Earnings	$1,173	$0.57
% Change	(44.0)%	(43.9)%

Reconciliation:
2011 Net Earnings	$1,173	$0.57

2011 Integration costs	1	—
2011 SABMiller special items	8	—
2011 UST acquisition-related costs	1	—
2011 Tax items	(24)	(0.01)
Subtotal 2011 special items	(14)	(0.01)

2012 Asset impairment, exit and implementation costs	(7)	—
2012 SABMiller special items	(12)	(0.01)
2012 Tobacco and health judgments	(2)	—
2012 Loss on early extinguishment of debt	(559)	(0.28)
2012 Tax items	62	0.03
Subtotal 2012 special items	(518)	(0.26)

Fewer shares outstanding	—	0.01
Change in tax rate	(60)	(0.03)
Operations	76	0.04
2012 Net Earnings	$657	$0.32

2012 Net Earnings Adjusted For Special Items	$1,175	$0.58
2011 Net Earnings Adjusted For Special Items	$1,159	$0.56
% Change	1.4%	3.6%

		Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Nine Months Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS

2012 Net Earnings	$3,077	$1.51
2011 Net Earnings	$2,554	$1.23
% Change	20.5%	22.8%

Reconciliation:
2011 Net Earnings	$2,554	$1.23

2011 Asset impairment, exit and integration costs	4	—
2011 SABMiller special items	24	0.01
2011 PMCC leveraged lease charge	627	0.30
2011 Tobacco and health judgments	24	0.01
2011 UST acquisition-related costs	4	—
2011 Tax items (*)	(24)	(0.01)
Subtotal 2011 special items	659	0.31

2012 Asset impairment, exit and implementation costs	(25)	(0.01)
2012 SABMiller special items	172	0.08
2012 PMCC leveraged lease benefit	68	0.03
2012 Tobacco and health judgments	(3)	—
2012 Loss on early extinguishment of debt	(559)	(0.28)
2012 Tax items (*)	51	0.03
Subtotal 2012 special items	(296)	(0.15)

Fewer shares outstanding	—	0.04
Change in tax rate	(84)	(0.04)
Operations	244	0.12
2012 Net Earnings	$3,077	$1.51

2012 Net Earnings Adjusted For Special Items	$3,373	$1.66
2011 Net Earnings Adjusted For Special Items	$3,213	$1.54
% Change	5.0%	7.8%

(*) Excludes the tax impact included in the PMCC leveraged lease benefit/charge.

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	September 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$2,186	$3,270
Inventories	1,624	1,779
Deferred income taxes	1,287	1,207
Other current assets	837	875
Property, plant and equipment, net	2,111	2,216
Goodwill and other intangible assets, net	17,257	17,272
Investment in SABMiller	6,468	5,509
Other long-term assets	419	1,257
Total consumer products assets	32,189	33,385
Total financial services assets	2,849	3,577
Total assets	$35,038	$36,962

Liabilities and Stockholders' Equity
Current portion of long-term debt	—	600
Accrued settlement charges	3,236	3,513
Other current liabilities	3,112	3,530
Long-term debt	13,878	13,089
Deferred income taxes	5,095	4,751
Accrued postretirement health care costs	2,364	2,359
Accrued pension costs	1,111	1,662
Other long-term liabilities	560	602
Total consumer products liabilities	29,356	30,106
Total financial services liabilities	1,781	3,141
Total liabilities	31,137	33,247
Redeemable noncontrolling interest	33	32
Total stockholders' equity	3,868	3,683
Total liabilities and stockholders' equity	$35,038	$36,962

Total debt	$13,878	$13,689